EXHIBIT 10.15

Michael Barber Agreement

CONSULTANT SERVICES AGREEMENT

THIS CONSULTANT SERVICES AGREEMENT (the “Agreement”) is entered into as of _________________(the “Effective Date”) by and between China Wi-Max Communications, Inc. (“China Wi-Max”), a Nevada corporation with its principal offices located at 1905 Sherman Street, Suite #335, Denver CO 80203, and Michael Barber, a resident of the State of Colorado, (“Consultant”).  China Wi-Max and Consultant are referred to individually as a “Party” and collectively as the “Parties.”  This Agreement replaces, supersedes and renders void any and all agreements, arrangements or contracts for services between the Parties prior to the date of this Agreement.  China Wi-Max and Consultant agree as follows:

Consultant’s Services.

Subject to the terms and conditions of this Agreement and beginning on the Effective Date, China Wi-Max hereby engages Consultant to render services for China Wi-Max including, without limitation, as investment relations manager (the “Services”).  Such duties shall include (a) introducing China Wi-Max to Consultant’s contacts, including brokerage houses, financial personnel and investors for PIPEs and other capital-raising activities; (b) assisting China Wi-Max with media coverage, relations and press releases; and (c) preparing a biographical sketch to be posted on the website of China Wi-Max to inform the public of Consultant’s background and capabilities.  Consultant hereby accepts such engagement from China Wi-Max.  In performing his obligations hereunder, Consultant shall coordinate the Services to be performed with a China Wi-Max-designated employee or representative, who shall be Consultant’s principal contact with regard to any and all services requested of Consultant, and to whom Consultant should direct all reports, findings, services, billings and the like, relating to its provision of Services to China Wi-Max.

Term and Termination.

Term.  The term of this Agreement shall begin on the Effective Date and end on the first anniversary hereof; provided, however, that China Wi-Max may, in its sole discretion, with written notice given at least fifteen (15) days prior to the first anniversary hereof, have the option to extend the Agreement for a period of additional six months beyond the first anniversary (collectively, the “Term”).  Any further extension of the performance of Consultant’s Services hereunder shall be by a written amendment to this Agreement, which shall be signed by both Parties.

Termination.  This Agreement may be terminated for any reason by China Wi-Max with thirty (30) days prior written notice to the other Party.  This Agreement may be terminated immediately by either Party upon prior written notice if the other Party: (i) becomes insolvent; (ii) files a petition in bankruptcy; or (iii) makes an assignment for the benefit of its creditors.  If China Wi-Max terminates this Agreement, it shall remain liable for payment of the consideration stated in Section 3(a) below.  Consultant acknowledges that since this Agreement is temporary in nature, Consultant is not entitled to any additional advance notice of termination as may be required, in the absence of this provision, by any federal or state law.

Consideration.

Payment.  In consideration of the Services to be performed by Consultant for the Term of this Agreement, and in exchange for a full and final release and waiver of all claims of Consultant prior to the date of this Agreement concerning China Wi-Max, China Wi-Max will: (a) pay Consultant the sum of Seventy-Five Thousand Dollars ($75,000.00); (ii) as of the date of this Agreement, grant Consultant that number of shares of the common stock of China Wi-Max required to bring Consultant’s total number of all shares owned to Five Hundred Thousand (500,000); and (c) as of the date of this Agreement, grant Consultant options to purchase additional shares of the common stock of China Wi-Max for $0.25 per share, in an amount necessary to bring the total number of all options owned by Consultant equal to Six Hundred Fifty Thousand (650,000).  In exchange, Consultant hereby releases and discharges for itself and its predecessors, successors and assigns China Wi-Max, its owners, employees agents, predecessors, successors and assigns of and from any and all actions, causes of action, claims, demands, damages, costs, expenses, and all consequential damage on account of, or in any way growing out of any contractual agreement, employment or service relationship, or any other understanding, whether written or oral, between Consultant and China Wi-Max which was entered into prior to the date of this Agreement and release of all claims.  Consultant understands that this settlement is a compromise and that the foregoing payment is not to be construed as an admission of liability on the part of China Wi-Max, its owners, employees, agents, predecessors, successors and assigns.  This Section 3(a) contains the entire agreement between the Parties regarding the release.

The shares and options referred to above shall be delivered to Consultant within a reasonable time following the execution of this Agreement by both Parties.  Payment of the Seventy-Five Thousand Dollars ($75,000.00) referred to above shall be made in monthly installments in six (6) equal installments of Ten Thousand Dollars ($10,000) each and a final payment of Fifteen Thousand Dollars ($15,000).  Payment shall commence after the end of the calendar month following the calendar month in which this Agreement is executed.

Additional Compensation.  Consultant shall receive additional compensation, in the form of a bonus, in the minimum amount of one-half of one percent (.5%) of the net proceeds to China Wi-Max of any offering of private investment in a public entity (“PIPE”) transaction which closes during the Term or within six (6) months thereafter, which is directly attributable to an opportunity originating from contacts proprietary to Consultant, and could reasonably be shown not to have closed but for Consultant’s principal efforts to obtain such PIPE financing.  The amount of compensation for a PIPE transaction as described herein may be increased, at the discretion of the president and CEO, up to five percent (5%) of such net proceeds, provided that such agreement is signed by both parties at least thirty (30) days prior to the closing of such PIPE.

Expense Reimbursement.  Reasonable and necessary expenses may be incurred by Consultant under this Agreement and charged to China Wi-Max at Consultant’s cost, provided that Consultant obtains prior written approval of the president and CEO of China Wi-Max for any such expenses.  First-class air travel will not be reimbursed.  Consultant acknowledges that any reimbursement of expenses by China Wi-Max will be funds diverted from the mission of China Wi-Max and accordingly, Consultant agrees to use reasonable efforts to adopt cost saving measures.  Consultant shall be responsible at its own expense for all secretarial and clerical support services, office overhead, and for all expenses not directly caused by performance of the Services under this Agreement.

Cap on Fees and Expenses.  Notwithstanding anything stated in this Agreement or the exhibits attached hereto, in no event shall China Wi-Max pay Consultant an aggregate sum under this Agreement that exceeds the consideration specified in Section 3(a), plus approved expenses under Section 3(c).  Notwithstanding anything herein to the contrary, China Wi-Max shall have no obligation to engage Consultant for any minimum number of projects, days or hours.

Billing Procedures.  Copies of receipts for all fees and expenses shall be submitted to the president and CEO of China Wi-Max for approval prior to reimbursement.  Additionally, effective upon any extension of the Term, China Wi-Max shall have the right to request Consultant to submit monthly invoices to China Wi-Max in a mutually acceptable format with individual itemization that lists hours worked and a description of the work performed, as well as any and all such other information requested by China Wi-Max as may be reasonably necessary to determine Consultant’s compliance with this Agreement.

Performance Standard.  All work will be performed to the complete satisfaction of China Wi-Max.

Compliance/Confidentiality.

Compliance.  Each Party covenants that all of its activities pursuant to this Agreement shall comply with all applicable laws, rules and regulations at the federal, state and local levels.  Each Party shall be responsible for obtaining all licenses, permits and approvals, if any, which are necessary for the performance of its duties hereunder.  Consultant shall be responsible for payment of all taxes arising out of consideration paid to Consultant in accordance with this Agreement.  Consultant shall be responsible for issuing the Internal Revenue Service Form W-2 or Form 1099 to all individuals receiving compensation from Consultant with China Wi-Max funds paid to Consultant pursuant to this Agreement and shall be responsible for withholding and paying all required federal and state payroll taxes with regard to such compensation.  Consultant shall comply at its own expense with all federal, state and local laws (including, but not limited to, the Fair Labor Standards Act and applicable employment discrimination laws).  Consultant shall not incur any liabilities or obligations of any kind in the name of or on behalf of China Wi-Max other than those specifically approved in writing by China Wi-Max.

Confidentiality.  Consultant understands and agrees that China Wi-Max is engaged in activities which make it crucial for China Wi-Max to develop and retain trade secrets, contact and customer lists, proprietary techniques, information regarding its employees, contacts, clients and recipients of China Wi-Max Services (“Constituents”) including confidential information and acknowledges that Consultant may develop and learn such information in the course of its performance of work under this Agreement.  In light of these facts and in consideration of Consultant’s engagement with China Wi-Max and China Wi-Max’s obligation to compensate Consultant on the terms of this Agreement, Consultant covenants and agrees with China Wi-Max that it shall protect all China Wi-Max Confidential Information (as defined below) at all times, both during and after the Term, and shall not disclose to any Person (as defined below) or otherwise use, except in connection with its duties performed in accordance with this Agreement, any China Wi-Max Confidential Information.  For purposes of this Agreement, “China Wi-Max Confidential Information” shall include any and all technical, business and other information of China Wi-Max or any affiliate of China Wi-Max which derives value, economic or otherwise, actual or potential, from not being generally known to the public or other Persons who can obtain value from its use or disclosure (other than the Party disclosing such information and its affiliates), including without limitation, technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, client and contact lists, lists of or information concerning actual or potential contacts or suppliers, and information regarding the strategies, business plans or operations, methods and plans of operation and marketing strategies of China Wi-Max or any affiliate of China Wi-Max.  China Wi-Max Confidential Information includes information disclosed or owned by third parties (including information of any affiliate of China Wi-Max) that is treated by China Wi-Max as confidential or that China Wi-Max is required to treat as confidential, whether such obligation is contractual or arises by operation of law.  For purposes of this Agreement, China Wi-Max Confidential Information shall not include confidential business information that does not constitute a trade secret under Section 134.90, Wis. Stats., as amended after the third anniversary of the termination of this Agreement, but such information will remain subject to any other limitation of use or disclosure under any other agreement, applicable law or otherwise; provided, further, that such obligation shall continue with respect to confidential business information that constitutes a trade secret for so long as it remains a trade secret under applicable law.  China Wi-Max shall not be obligated to keep confidential any oral or written disclosure made by Consultant to China Wi-Max unless Consultant expressly designates in writing that such information is confidential.  As used in this Agreement, “Person” means any individual, corporation, limited liability company or partnership, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

Intellectual Property.

Ownership of China Wi-Max Intellectual Property.  Consultant acknowledges and agrees that all right, title, and interest to China Wi-Max’s trademarks, trade names, logos, copyrighted works, information of any kind, digital assets, and any other China Wi-Max intellectual property belongs to and remains solely the property of China Wi-Max, any Consultant’s use thereof is subject to the terms of this Agreement.

Work for Hire Acknowledgment.  Consultant acknowledges that all Consultant’s work on and contribution to the documents, writings, flow charts, algorithms, formulas, computer programs, designs, layouts and other works in any tangible medium of expression, regardless of the form, as well as modifications and improvements thereof, and copyrights and other rights therein (collectively “Project Works”), prepared, conceived or developed by Consultant in connection with the Services alone or jointly with others, are within the scope of this Agreement, and are part of the Services and Consultant’s duties and responsibilities hereunder.  Consultant’s work on and contribution to the Project Works will be rendered and made by Consultant for, at the instigation of, and under the overall direction of, China Wi-Max, and are and at all times shall be regarded as “work made for hire” as that term is used in the United States Copyright Laws.

Inventions, Ideas and Patents. Consultant agrees to promptly disclose to China Wi-Max, any and all technical and other information developed, conceived or made by Consultant or otherwise arising in connection with the Services or Consultant’s relationship with China Wi-Max, including any and all patents, patent rights, trade secrets, know-how, inventions, ideas, designs, processes, methods, research and development, and anticipated research and development, in each case in any way connected with Consultant’s performance of the Services or related to China Wi-Max business (collectively “Project Information”).  Consultant hereby to agrees to transfer, convey, assign, grant and deliver to China Wi-Max, all right, title and interest in and to all Project Works and all Project Information, and Consultant agrees to execute such further grants and assignments of all rights, including all patent rights and copyrights, in the Project Works and Project Information as China Wi-Max  from time to time requests for the purpose of establishing, evidencing, enforcing, registering or defending China Wi-Max’s complete, exclusive, perpetual and worldwide ownership of all rights in the Project Works and Project Information.

Use of Data.   Consultant represents and warrants that it has the full and unrestricted right to disclose any information or data which Consultant may present to China Wi-Max and that China Wi-Max shall have the full and unrestricted right to use, reproduce, distribute or publish any information or data prepared by Consultant pursuant to or in connection with this Agreement, as China Wi-Max may deem appropriate.

Notice.  All notices given under this Agreement shall be in writing and shall be addressed to the Parties at their respective addresses set forth below:

If to China Wi-Max: Steven Berman, President & CEO China Wi-Max Communications, Inc. 1905 Sherman Street, Suite #335, Denver CO 80203 Fax No.: (303) 993-8172	If to Consultant: Consultant Michael Barber ____________________________ Fax No.: _____________________

Either Party may change its contact person, address or facsimile number for purposes of this Agreement by giving the other Party written notice of such change, and any notice thereafter required to be given shall be sent according to the new information.  Any notice shall be effective on the earlier of actual receipt (via facsimile, personal delivery or overnight mail) or deemed receipt if given or made by registered mail, which shall be the date fifteen (15) calendar days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted).  If notice is by facsimile transmission, it shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next such succeeding business day.

Independent Contractors.  Neither the making of this Agreement nor the performance of its provisions shall be construed to constitute either of the Parties as an agent, employee, partner, joint venturer or legal representative of the other.  Each Party acknowledges that it has no right or authority to obligate or represent the other, nor to bind the other in any manner whatsoever.  All persons employed by either Party shall be deemed to be employees of such Party only.  Consultant shall at all times be deemed to be an independent contractor.  Some jurisdictions may not permit the independent contractor provisions described by this Section.  For any such jurisdictions, it is the express intention of Consultant and China Wi-Max to limit the contractual relationship between them to the least amount permitted by the law of that jurisdiction.

Governing Law/Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of laws provisions thereof, and the laws of that state shall govern all of the rights, remedies, liabilities, powers and duties of the Parties under this Agreement and of any arbitrator or mediator to whom any matter hereunder may be submitted for resolution by the Parties hereto.

Any controversy or claim arising out of or relating to this Agreement or breach hereof, other than an allegation of a breach of the provisions relating to confidentiality or intellectual property rights, shall be settled by arbitration to be held in Milwaukee, Wisconsin in accordance with the commercial arbitration rules of the American Arbitration Association.  Additionally, any decision or award shall be in writing, shall provide an explanation for all conclusions of law and fact, and shall include the assessment of costs, expenses and reasonable attorney fees.  The award of the arbitrator shall be binding and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The Parties may submit matters to nonbinding mediation, prior to arbitration, if they so agree.

For allegations arising out of or relating to confidentiality and intellectual property rights, the state and federal courts located in Milwaukee, Wisconsin shall have exclusive jurisdiction for the purposes of adjudicating such disputes.  The Parties hereby waive all objections to venue and personal jurisdiction in these forums for such disputes, and agree that service of process may be made by certified mail addressed to the relevant Party’s address given in Section 8 of this Agreement, with a copy to the attention of the person signing below.

Indemnification.

Indemnification of China Wi-Max.  Consultant agrees to indemnify, defend, and hold China Wi-Max, its employees, officers, directors, agents, servants, separately incorporated divisions, affiliates, successors and assigns harmless from any and all claims, actions, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, settlements, penalties, costs and expenses (“Claims”), including reasonable attorneys’ fees and other expenses of litigation, arising out of or resulting in any manner in whole or in part from (i) Consultant’s breach of this Agreement, (ii) Consultant’s gross negligence or intentional misconduct, including Claims for bodily injury, death or damage to property, including loss of use, and (iii) material(s) developed for China Wi-Max by Consultant hereunder or material(s) utilized by Consultant in program(s) or material(s) created or used for China Wi-Max, including, but not limited to, claims relating to patent, trade secrets, copyright or other proprietary rights infringement.

Indemnification of Consultant.  China Wi-Max agrees to indemnify, defend, and hold Consultant harmless from any Claim arising out of (i) Consultant’s use, in a manner approved by China Wi-Max, of any intellectual property in which China Wi-Max claims ownership or any information supplied by China Wi-Max; provided, however, that before any such obligation to indemnify shall apply, Consultant shall give China Wi-Max prompt notice of such Claim and China Wi-Max shall have the right to exclusive control of the defense of any such Claim, and (ii) China Wi-Max’s gross negligence or intentional misconduct, including Claims for bodily injury, death or damage to property, including loss of use, except to the extent injuries or damages are caused in whole or part by the negligence or intentional misconduct of Consultant.

Right to Injunction; Right to Costs and Attorney Fees.  Consultant recognizes and agrees that the covenants regarding confidentiality, intellectual property, use of information, including Project Works and Project Information are reasonably necessary to protect China Wi-Max’s legitimate interests and also are reasonable with respect to Consultant’s interests.  Consultant agrees that China Wi-Max may, in addition to other remedies, enjoin Consultant’s violation of the covenants contained in this Agreement.  Consultant agrees to pay China Wi-Max the costs and reasonable attorneys’ fees.

Special Damages.  In no event shall either Party be liable for any indirect, incidental, punitive or special damages, including lost profits, under this Agreement.

Insurance.  Consultant shall maintain insurance to provide adequate protection to China Wi-Max as an additional insured on Consultant’s policy from and against any and all Claims as defined in Section 10(a), resulting from or in connection with any of the circumstances described in Section 10 of this Agreement.

Conflicts of Interest.  Consultant represents and warrants to China Wi-Max that Consultant will not enter into any contract or agreement which will create a conflict of interest or which will prevent Consultant from freely performing any of the provisions of the Agreement.

Anti-Terrorism Certification.  Consultant hereby certifies that is does not advocate, support, assist or engage in, and has not advocated, supported, assisted or engaged in, any illegal or terrorist activity.  Consultant further certifies that it does not employ, support, assist or otherwise associate with any entities, organizations or individuals that Consultant knows, or has reason to know, support terrorism, or that appear on any official terrorist lists published by the U.S. Government, the United Nations, the European Union, or the Consultant’s government.

Modification.  China Wi-Max reserves the right to expand or contract the scope of Services under this Agreement at any time without penalty.

Assignment.  This Agreement is being entered into in reliance upon and in consideration of the qualifications of Consultant.  China Wi-Max specifically contracts for the professional services of Consultant, and Consultant may not assign or delegate the performance of Services under this Agreement without the express written consent of China Wi-Max, which may be withheld by China Wi-Max in its sole discretion.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

Force Majeure.  Neither Consultant nor China Wi-Max shall be deemed to be in default of any provision of this Agreement for failures in performance resulting from acts or events beyond its reasonable control (a “Force Majeure Event”) for the duration of the Force Majeure Event.  Such Force Majeure Events shall include but not be limited to, acts of God, civil or military authority, terrorists, civil disturbance, war, strikes, fires, other catastrophes, labor disputes, parts shortages, or other events beyond the reasonable control of either Party.

Captions and Headings.  The captions and section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions thereof.

No Third Party Beneficiaries.  This Agreement inures to the benefit of Consultant and China Wi-Max only, and no third party shall enjoy the benefits of this Agreement or shall have any rights under it except as expressly provided in this Agreement.

Non- Exclusivity.  This Agreement is not exclusive and China Wi-Max may enter into similar agreements without restriction as to number, location or application, and Consultant hereby waives any conflict of interest that may arise by virtue of same.

No Waiver.  Unless expressly stated to the contrary elsewhere in this Agreement, none of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either Party, except by an instrument in writing signed by a duly authorized officer or representative of such Party.  Further, the waiver by either Party of any right hereunder or the failure to enforce at any time any provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other Party.

No Inference.  No provision of this Agreement shall be interpreted against any Party solely because the Party or its legal representatives drafted the provision.

Survival.  Unless expressly stated to the contrary elsewhere in this Agreement, the provisions entitled Compliance/Confidentiality, Intellectual Property, Indemnification, Governing Law/Dispute Resolution, No Inference and Severability shall survive the termination or the expiration of this Agreement.

Severability.  If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court.  The Parties shall promptly consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

Entire Agreement/Counterparts.  This Agreement (and any attachments incorporated herein) supersedes all prior agreements and understandings, written or oral.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, with the intent to be legally bound, the Parties have caused this Agreement to be duly executed and entered into as of the Effective Date above.

China Wi-Max COMMUNICATIONS, INC.	CONSULTANT

By:	By:
Steven Berman, President & CEO	Michael Barber

Date:	Date:

1905 Sherman Street, Suite #335	[street address] _________________

Denver CO 80203	[city, state, zip] _________________

Fax No. (303) 993-8172	[fax no.] _______________________